EXHIBIT 10.3

For Executive Management/Directors

1996 STOCK INCENTIVE PLAN OF BIOSITE INCORPORATED

STATUTORY STOCK OPTION AGREEMENT

FOR EXECUTIVE MANAGEMENT AND DIRECTORS

INCENTIVE STOCK OPTION	This option is intended to be an incentive stock option under section 422 of the Internal Revenue Code (the “Code”) and will be interpreted accordingly.

VESTING

Except as provided below, your right to exercise this option shall commence on the Vesting Start Date, as shown on the cover sheet, subject to the following: (i) if you are regularly scheduled to provide Service for 40 or more hours per week, your option will vest and become exercisable as shown on the cover sheet (“Normal Vesting Rate”) during all such periods of Service, (ii) if you are regularly scheduled to provide Service 30 or more hours per week, but less than 40 hours per week, your option will vest and become exercisable at one-half (1/2) of the Normal Vesting Rate during all such periods of Service, and (iii) if you are regularly scheduled to work less than 30 hours per week, you will not be credited for vesting purposes for any such Service you complete. The Company, in its sole discretion, shall make any determinations regarding the number of hours you are regularly scheduled to provide Service per week; provided, however, that the foregoing Service crediting rules shall not apply to any options granted to the founders of the Company, as determined by the Company in its sole discretion.

Notwithstanding the foregoing, no part of this option is exercisable until you have completed six consecutive months of Service. “Service” means your service as an employee, director, consultant or advisor of the Company or any affiliated company.

No additional shares become exercisable after your Service has terminated for any reason.

In determining the number of vested shares for issuance under the Plan, any fractional shares shall be rounded to the nearest whole number.

ANNUAL LIMIT

An Optionee is entitled to the favorable ISO tax treatment only to the extent that the value of the Shares (determined at the time of grant) covered by ISOs that become exercisable in any single calendar year does not exceed

$100,000. If ISOs that cover Shares worth more than $100,000 become exercisable in the same calendar year, the excess will be treated automatically as NSOs.

TERM

Your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Option Grant, as shown on the cover sheet. (It will expire earlier if your Service terminates, as described below).

REGULAR TERMINATION

Except as provided in the “Extension of Exercise Period” section below, if your Service terminates for any reason except death or total and permanent disability, then your option will expire at the close of business at Company headquarters on the 90th day after your termination date.

The Company determines when your service terminates for this purpose.

DEATH

Except as provided in the “Extension of Exercise Period” section below, if you die while still in Service, then your option will expire at the close of business at Company headquarters on the date 12 months after the date of death. During that 12 month period, your estate, heirs or designated beneficiary may exercise the vested portion of your option.

DISABILITY

Except as provided in the “Extension of Exercise Period” section below, if your Service terminates because of your total and permanent disability, then your option will expire at the close of business at Company headquarters on the date 12 months after your termination date. During that period, you may exercise the vested portion of your option.

“Total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

EXTENSION OF EXERCISE PERIOD

If the sale of shares issued upon exercise of your option following the termination of your Service would violate the Company’s Insider Trading Policy, your option shall not expire until the earlier of (i) the expiration of a period equal to the post-termination exercise period described in the applicable “Regular Termination”, “Death” or

“Disability” section above after the termination of your Service during which you can sell the shares issued upon exercise of your option without violating the Company’s Insider Trading Policy, (ii) the 15th day of the third month after the date on which your option would cease to be exercisable but for this section, or such longer period as would not cause your option to become subject to Section 409A(a)(1) of the Code or (iii) the expiration of the term of your option as set forth herein. In addition, if the exercise of your option following the termination of your Service would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act of 1933, as amended, then your option shall terminate on the earlier of (i) the expiration of a period equal to the post-termination exercise period described in the applicable “Regular Termination”, “Death” or “Disability” section above after the termination of your Service during which the exercise of your option would not be in violation of such registration requirements or (ii) the expiration of the term of your option as set forth herein.

LEAVES OF ABSENCE

For purposes of this option, Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Service will be treated as terminating 90 days after you went on leave, unless your right to return to active work is guaranteed by law or by a contract. Service terminates immediately in any event when the approved leave ends, unless you immediately return to Service.

For purposes of vesting during your leave of absence, (i) you shall be credited with up to ninety (90) days of Service or as otherwise may be provided under the law; and (ii) you shall not receive any credit and your Service shall be considered suspended for days exceeding such 90-day period or other period provided under the law.

The Company determines which leaves count for this purpose.

RESTRICTIONS ON EXERCISE	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

NOTICE OF EXERCISE

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

FORM OF PAYMENT

When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

• Your personal check, a cashier’s check or a money order.

•  Certificates for Company stock that you have owned for at least six months, along with any forms needed to effect a transfer of the shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

•  Irrevocable directions to a securities broker approved by the Company to sell your option shares and to deliver all or a portion of the sale proceeds to the Company in payment of the option price. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by the Company.

WITHHOLDING TAXES	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding taxes that may be due as a result of the option exercise.

RESTRICTIONS ON RESALE

By signing this Agreement, you agree not to sell any option shares at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as you are in the Service of the Company.

TRANSFER OF OPTION	Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance,

you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will.

RETENTION RIGHTS

Your option or this Agreement do not give you the right to be retained by the Company (or any subsidiaries) in any capacity. The Company (and any subsidiaries) reserve the right to terminate your service at any time, with or without cause.

STOCKHOLDER RIGHTS

You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for your option shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

ADJUSTMENTS	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

APPLICABLE LAW	This Agreement will be interpreted and enforced under the laws of the State of California.

THE PLAN AND OTHER AGREEMENTS

The text of the Plan is incorporated in this Agreementby reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE
TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.